                                                                    EXHIBIT 12.1

                            POST PROPERTIES, INC.(1)
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                        Year Ended December 31,
                                            -----------------------------------------------------------------------------------
                                               1999               1998            1997               1996               1995
                                            ----------         ----------      ----------         ----------         ----------

Pre-tax income (loss) from
  continuing operations                     $  104,975(2)      $   88,950      $   54,947(2)      $   43,469(2)      $   29,988(2)
Minority interest in the income of
  subsidiary with fixed charges                 12,598             11,511          11,131              9,984              8,429
                                            ----------         ----------      ----------         ----------         ----------
                                               117,573            100,461          66,078             53,453             38,417
                                            ----------         ----------      ----------         ----------         ----------

Fixed Charges:
     Interest incurred and amortization
       of debt discount and premium on
       all indebtedness                         56,105             48,189          35,205             27,916             29,714
    Rentals - 33.34%(3)                          2,385              2,220           1,686                939                405
                                            ----------         ----------      ----------         ----------         ----------
        Total fixed charges                     58,490             50,409          36,891             28,855             30,119
                                            ----------         ----------      ----------         ----------         ----------

Earnings before income taxes,
    minority interest and fixed charges        176,063            150,870         102,969             82,308             68,536
Adjustment for capitalized interest            (21,417)           (15,707)         (9,567)            (4,443)            (5,653)
                                            ----------         ----------      ----------         ----------         ----------
       Total earnings                       $  154,646         $  135,163      $   93,402         $   77,865         $   62,883
                                            ==========         ==========      ==========         ==========         ==========

Ratio of Earnings to Fixed Charges                 2.6                2.7             2.5                2.7                2.1
                                            ==========         ==========      ==========         ==========         ==========
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(1)      The ratio of earnings to fixed charges is the same for Post Apartment
         Homes, L.P.

(2) Included in the pre-tax income from continuing operations for 1999, 1997, 1996 and 1995 was a non-recurring (loss)/gain of ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.7, 2.5, 2.7 and 2.0 for 1999, 1997, 1996 and 1995, respectively.

(3) The interest factor of rental expense is calculated as one-third of the rental expense which represents an appropriate interest factor.